           EMPLOYMENT AGREEMENT, dated as of August 18, 2003 between REVLON
CONSUMER PRODUCTS CORPORATION, a Delaware corporation ("RCPC" and, together with its parent Revlon, Inc. and its subsidiaries, the "Company"), and Thomas E.
McGuire (the "Executive").

           RCPC wishes to employ the Executive and the Executive wishes to accept employment with the Company on the terms and conditions set forth in this
Agreement.

           Accordingly, RCPC and the Executive hereby agree as follows:

                Employment, Duties and Acceptance.
                ----------------------------------

                1.1 Employment, Duties. RCPC hereby employs the Executive for the Term (as defined in Section 2.1) to render exclusive and full-time services to the Company in the capacity of chief financial officer of the Company and of
Revlon, Inc. with responsibility for all financial operations of the Company and
Revlon, Inc., including, without limitation, treasury, accounting, investor relations, internal audit, tax and information technology functions, and to perform such other duties and responsibilities consistent with such position
(including service as a director of the Company and of Revlon, Inc. or director or officer of any subsidiary of the Company if elected) as may be assigned to you from time to time by the Chief Executive Officer of Revlon, Inc. (the
"CEO"). The Executive's title shall be Chief Financial Officer and Executive
Vice President, or such other title of at least equivalent level consistent with the Executive's duties from time to time as may be assigned to the Executive by the CEO. The Executive shall report directly to the CEO, or his designee.
Executive shall be a member of RCPC's Operating Committee.

                1.2 Acceptance. The Executive hereby accepts such employment and agrees to render the services described above. During the Term, the Executive agrees to serve the Company faithfully and to the best of the Executive's ability, to devote the Executive's entire business time, energy and skill to such employment, and to use the Executive's best efforts, skill and ability to promote the Company's interests. The Executive may manage his personal investments and assets and may participate in professional, civic, and charitable activities including without limitation participation on AICPA national committee, continuing professional education (CPE) for CPA, and attending to administrative requirements to maintain registration and good standing of Human Capital Formation, LLC, (solely owned by Executive) as long as they do not involve the initiation or continuation of any business activities, provided in each case such activities do not interfere in any significant way with Executive's performance of his duties hereunder.

                1.3 Location. The duties to be performed by the Executive
hereunder shall be performed primarily at the office of RCPC in the New York
City metropolitan area, subject to reasonable travel requirements consistent with the nature of the Executive's duties from time to time on behalf of the
Company.

                1.4 Performance Warranty. As an inducement for the Company to enter into this Agreement, you hereby represent that you are not a party to any contract, agreement or understanding which prevents, prohibits or limits you in any way from entering into and fully performing your obligations under this
Agreement and any duties and responsibilities that may be assigned to you hereunder.

           2.   Term of Employment; Certain Post-Term Benefits.
                ----------------------------------------------

                2.1 The Term. The Term of the Executive's employment under this
Agreement (the "Term") shall commence on August 18, 2003 or such earlier date mutually agreeable to the Executive and RCPC (the "Effective Date") and shall end on August 17, 2006. During any period that the Executive's employment shall continue following the end of the Term, the Executive shall be deemed an employee at will, provided, however, that the Executive shall be eligible for severance on the terms and subject to the conditions of the Revlon Executive
Severance Policy as in effect from time to time (the "Executive Severance
Policy"), provided that the Severance Period for the Executive under the
Executive Severance Policy shall be no less than 24 months.

                2.2 Special Curtailment. The Term shall end earlier than the date provided in Section 2.1, if sooner terminated pursuant to Section 4.

           3.   Compensation; Benefits.
                -----------------------

                3.1 Salary. The Company agrees to pay the Executive during the
Term a base salary, payable bi-weekly, at the annual rate of not less than
$500,000 (the "Base Salary"). All payments of Base Salary or other compensation hereunder shall be less such deductions or withholdings as are required by applicable law and regulations. The Executive will be considered for merit review in connection with the Executive's performance evaluations, which are performed in accordance with the Company's salary administration policies and procedures. In the event that RCPC, in its sole discretion, from time to time determines to increase the Base Salary, such increased amount shall, from and after the effective date of the increase, constitute "Base Salary" for purposes of this Agreement and shall not thereafter be decreased.

                3.2   Bonus.
                      ------

                      (a) The Executive shall be eligible to participate in the
Revlon Executive Bonus Plan as in effect from time to time, or such plan or plans, if any, as may succeed it (the "Bonus Plan") with maximum bonus eligibility for 2003, 2004, 2005 and 2006 of 70% of Base Salary for
significantly over-achieving performance objectives set by the Compensation
Committee or its designee and target bonus eligibility of 45% of Base Salary for achieving performance objectives set by the Compensation Committee or its designee (and 100% for significant overachievement and 75% for achieving performance objectives after 2006), subject to the terms and conditions of such
Bonus Plan. For the 2003 bonus year, the CEO and the Executive shall meet to establish goals and performance objectives for bonus eligibility. In the event that the Executive's employment shall terminate pursuant to Section 4.4 during any calendar year, the Executive's bonus with respect to the year during which such termination occurs shall be prorated for the actual number of days of active employment during such year and such bonus as prorated shall be payable
(i) if and to the extent bonuses are payable to executives under the Bonus Plan for that year based upon achievement of the objectives set for that year and not including any discretionary bonus amounts which may otherwise be payable to other executives despite non-achievement of bonus objectives for such year and
(ii) on the date bonuses would otherwise be payable to executives under the
Bonus Plan. Notwithstanding anything herein or contained in the Bonus Plan to the contrary, in the event that the Executive's employment shall terminate pursuant to Section 4.4 during any calendar year, the Executive shall be entitled to receive his bonus (if not already paid) with respect to the year immediately preceding the year of termination (if bonuses with respect to such year are payable to other executives based upon achievement of bonus objectives and not based upon discretionary amounts which may be paid to other executives despite non-achievement of bonus objectives) as and when such bonuses would otherwise be payable to executives under the Bonus Plan, despite the fact that Executive may not be actively employed on such date of payment.

                      (b) Within one year of the Executive's start date, the
Company will provide a retention incentive to Executive of $600,000 gross, less applicable taxes and withholdings (the "Retention Incentive"). Should
Executive's employment with the Company's terminate for Cause pursuant to
Section 4.3 or should Executive terminate his employment for a reason other than
"Good Reason" under Section 4.4, but in no other circumstances, Executive shall be required to repay the Company that portion of the Retention Incentive equal to the product of (i) the Retention Incentive multiplied by (ii) a fraction the numerator of which shall equal 48 minus the number of full months that have elapsed between the date of commencement of Executive's employment by the
Company and the date of termination and the denominator of which shall equal 48 and the Company shall be entitled to offset any amounts not so repaid against any other amounts due to the Executive from the Company.

                3.3   Stock-Based Compensation.
                      -------------------------

                      (a) Stock Options. As promptly as practicable after the
Effective Date the Executive shall be recommended to the Compensation Committee or other committee of the Board administering the Revlon, Inc. Fourth Amended and Restated 1996 Stock Plan or any plan that may replace it, as from time to time in effect (the "Stock Plan") to receive a non-qualified stock option grant of 100,000 shares of Revlon Class A Common Stock at an exercise price equal to the market price of Revlon Class A Common Stock on the date of grant, with vesting and terms as set forth on Schedule A. Subject to Executive's continued
employment, the Executive shall be recommended to the Compensation Committee to receive in each of 2004 and 2005 a non-qualified stock option grant of 25,000 shares of common stock in accordance with the terms of the Stock Plan, with vesting and terms as set forth on Schedule A.

                      (b) Restricted Stock. As promptly as practicable after the
Effective Date, the Executive shall be recommended to the Compensation Committee to receive 50,000 shares of restricted Revlon Class A common stock with vesting and terms as set forth on Schedule A.

                3.4 Business Expenses. RCPC shall pay or reimburse the Executive for all reasonable expenses actually incurred or paid by the Executive during the Term in the performance of the Executive's services under this Agreement, subject to and in accordance with the Company's applicable expense reimbursement and related policies and procedures as in effect from time to time.

                3.5 Vacation. During each year of the Term, the Executive shall be entitled to a vacation period or periods in accordance with the vacation policy of the Company as in effect from time to time, but not less than four weeks.

                3.6 Fringe Benefits. During the Term, the Executive shall be entitled to participate in those qualified and non-qualified defined benefit, defined contribution, group life insurance, medical, dental, disability and other benefit plans and programs of the Company as from time to time in effect
(or their successors) generally made available to other executives of the
Executive's level and in such other plans and programs and in such perquisites as may be generally made available to senior executives of the Company of the
Executive's level generally. Further, during the Term, the Executive will be eligible (a) to participate in Revlon's Executive Financial Counseling and Tax
Preparation Program, as from time to time in effect, (b) to receive a car allowance at the rate of $15,000 per annum, which is intended to cover lease, insurance, operating and maintenance costs under the car allowance program as in effect from time to time, and (c) to participate in a special rate for personal training sessions at a strength and

conditioning center located on 55th Street in NYC on a basis consistent with other executives at Executive's level, as such program is in effect from time to time.

                3.7 Relocation Assistance.
                    ----------------------

                      (a) The Executive shall be eligible for relocation
benefits in accordance with the terms and conditions of the RCPC's Relocation
Policy, as from time to time in effect, and at a minimum as in effect on July
21, 2003 (a copy of the Relocation Policy is attached as Schedule B). Approval is granted as an exception to that policy to exceed the $500,000 fair market value limitation for disposition of present residence, up to $950,000.
Relocation must be substantially completed within 12 months of the Executive's start date which shall mean that Executive shall have sold his home in the
Atlanta area and shall be in the process of moving to the New York metropolitan area with such move completed within 14 months of Executive's start date. The
Company agrees that it will provide reasonable corporate housing for Executive for a period of up to 12 months from Executive's start date, and will reimburse
Executive for reasonable temporary living expenses incurred during the first 90 days immediately following the Executive's start date, upon submission of appropriate documentation in accordance with the Company's applicable expense reimbursement and related policies and procedures as in effect from time to time.

                      (b) The Company agrees to reimburse the Executive for the
reasonable commuting expenses (coach airfare and taxis) incurred by him for up to one trip per week by the Executive or one member of his family to and from
Atlanta, Georgia and the New York metropolitan area during the first 12 months immediately following the Executive's start date, subject to the terms and conditions of the Company's applicable expense reimbursement and related policies and procedures, as in effect from time to time.

                      (c) In the event that on or prior to August 17, 2006, (i)
the Executive's employment is terminated pursuant to Section 4.4 and (ii) the
Executive sells his residence in the New York metropolitan area, then the
Company will reimburse the Executive for the difference between the sales commissions in connection with the sale of the Executive's residence in Georgia and the sale of his residence in the New York metropolitan area, with such reimbursement not to exceed $40,000. The Company will make such payment upon the
Executive's submission of reasonable documentation of such sales commission expenses.

                3.8 Agreement Preparation Fees. Upon execution of this Agreement by Executive and commencement of employment, RCPC shall promptly reimburse the
Executive for reasonable and documented attorneys' fees and expenses incurred by the Executive in connection with the review, negotiation and preparation of this
Agreement up to a maximum of $2,500.

           4.   Termination.
                ------------

                4.1 Death. If the Executive shall die during the Term, the Term shall terminate and no further amounts or benefits shall be payable hereunder, other than (i) for accrued, but unpaid, Base Salary as of such date and (ii)
pursuant to life insurance provided under Section 3.6.

                4.2 Disability. If during the Term the Executive shall become physically or mentally disabled, whether totally or partially, such that the
Executive is unable to perform the Executive's services hereunder for (i) a period of six consecutive months or (ii) shorter periods aggregating six months during any twelve month period, RCPC may at any time after the last day of the six consecutive months of disability or the day on which the shorter periods of disability shall have equaled an aggregate

of six months, by written notice to the Executive (but before the Executive has returned to active service following such disability), terminate the Term and no further amounts or benefits shall be payable hereunder other than (i) for accrued, but unpaid, Base Salary as of such date and (ii) pursuant to disability insurance provided under Section 3.6.

                4.3 Cause. RCPC may at any time by written notice to the
Executive terminate the Term for "Cause" and, upon such termination, the
Executive shall be entitled to receive no further amounts or benefits hereunder, except for accrued, but unpaid, salary as of such date and as required by law.
As used herein the term "Cause" shall mean gross neglect by the Executive of the
Executive's duties hereunder, conviction of the Executive of any felony, conviction of the Executive of any lesser crime or offense involving the property of the Company or any of its affiliates, misconduct by the Executive in connection with the performance of the Executive's duties hereunder or other material breach by the Executive of this Agreement (specifically including, without limitation, Section 1.4), any breach of the Revlon Code of Business
Conduct, or the Employee's Agreement as to Confidentiality and Non Competition.
The Executive shall not be deemed to have been terminated for Cause unless (i)
reasonable notice has been delivered to him setting forth the reasons for the
Company's intention to terminate for Cause, and (ii) a period of ten (10) days has elapsed since delivery of such notice during which Executive was afforded an opportunity to cure, if capable of remedy, the reasons for the Company's intention to terminate for Cause.

                4.4 Company Breach; Other Termination. The Executive shall be entitled to terminate the Term and the Executive's employment upon 60 days'
prior written notice (if during such period RCPC fails to cure any such breach)
in the event that (i) RCPC materially breaches its obligations by the
Compensation Committee (or other appropriate Committee) of the Board of
Directors of Revlon, Inc. failing to fully implement the recommendations of management regarding stock options and restricted stock pursuant to Section 3.3;
(ii) RCPC or the Company materially breaches its obligations under Section 3.1,
3.2, 3.6 and/or 3.7 of this Employment Agreement; or (iii) there shall occur a material adverse change in the position, title, duties, responsibilities or reporting structure of the Executive pursuant to Section 1.1. Such termination of the Executive's employment and the Term pursuant to (i), (ii) or (iii) shall be deemed a termination for "Good Reason". In addition, RCPC shall be entitled to terminate the Term and the Executive's employment at any time and without prior notice (otherwise than pursuant to the provisions of Section 4.2 or 4.3).
In consideration of the Executive's covenant in Section 5.2, upon termination under this Section 4.4 by the Executive, or in the event RCPC so terminates the
Term otherwise than pursuant to the provisions of Section 4.2 or 4.3, RCPC agrees, and the Company's sole obligation arising from such termination shall be
(at the Executive's election by written notice within 10 days after such termination), for RCPC either

                      (i) to make payments in lieu of Base Salary in the amounts prescribed by Section 3.1, to pay the Executive the portion, if any, of any annual bonus contemplated by Section 3.2, to pay amounts due under Section
3.7(c) (if applicable), and to continue the Executive's participation in the medical, dental and group life insurance plans of the Company in which the
Executive was entitled to participate pursuant to Section 3.6 (in each case less amounts required by law to be withheld) through August 17, 2006 (such period shall be referred to in this Subsection (i) as the "Severance Period"), provided that (1) such benefit continuation is subject to the terms of such plans, (2)
life insurance continuation is subject to a limit of two years, (3) the
Executive shall cease to be covered by medical and/or dental plans of the
Company at such time as the Executive becomes covered by like plans of another company, (4) any bonus payments required pursuant to this Section 4.4(i) shall be payable as and when bonuses would otherwise be payable to executives under the Bonus Plan as then in effect, and (5) the Executive shall, as a condition, execute such release, confidentiality, non-competition and other covenants as would be required in order for the Executive to receive payments and benefits under the Executive Severance Policy referred to in clause (ii) below, or

                      (ii) to make the payments and provide the benefits
prescribed by the Executive Severance Policy of the Company as in effect from time to time, upon the Executive's compliance with the terms and conditions thereof, provided that the Severance Period for this Subsection (ii) for the
Executive shall be no less than 24 months, and to pay amounts due under Section
3.7(c), if applicable.

Any cash compensation paid or payable or any non-cash compensation paid or payable in lieu of cash compensation to the Executive from other employment or a consultancy during the Severance Period shall reduce the payments required pursuant to clause (i) above or shall be governed by the terms of the Executive
Severance Policy in the case of clause (ii) above.

                4.5 Litigation Expenses. If RCPC and the Executive become
involved in any action, suit or proceeding relating to the alleged breach of this Agreement by RCPC or the Executive, or any dispute as to whether a termination of the Executive's employment is with or without Cause, then if and to the extent that a final, non-appealable, judgment in such action, suit or proceeding is rendered in favor of the Executive, RCPC shall reimburse the
Executive for all expenses (including reasonable attorneys' fees) incurred by the Executive in connection with such action, suit or proceeding or the portion thereof adjudicated in favor of the Executive.

           5.   Protection of Confidential Information; Non-Competition.
                --------------------------------------------------------

                5.1 The Executive acknowledges that the Executive's services will be unique, that they will involve the development of Company-subsidized relationships with key customers, suppliers, and service providers as well as with key Company employees and that the Executive's work for the Company will give the Executive access to highly confidential information not available to the public or competitors, including trade secrets and confidential marketing, sales, product development and other data and plans which it would be impracticable for the Company to effectively protect and preserve in the absence of this Section 5 and the disclosure or misappropriation of which could materially adversely affect the Company. Accordingly, the Executive agrees:

                5.1.1 except in the course of performing the Executive's duties provided for in Section 1.1, not at any time, whether during or after the
Executive's employment with the Company, to divulge to any other entity or person any confidential information acquired by the Executive concerning the
Company's or its affiliates' financial affairs or business processes or methods or their research, development or marketing programs or plans, any other of its or their trade secrets, any information regarding personal matters of any directors, officers, employees or agents of the Company or its affiliates or their respective family members, or any information concerning the circumstances of the Executive's employment and any termination of the Executive's employment with the Company or any information regarding discussions related to any of the foregoing. The foregoing prohibitions shall include, without limitation, directly or indirectly publishing (or causing, participating in, assisting or providing any statement, opinion or information in connection with the publication of) any diary, memoir, letter, story, photograph, interview, article, essay, account or description (whether fictionalized or not) concerning any of the foregoing, publication being deemed to include any presentation or reproduction of any written, verbal or visual material in any communication medium, including any book, magazine, newspaper, theatrical production or movie, or television or radio programming or commercial or over the internet. In the event that the Executive is requested or required to make disclosure of information subject to this Section 5.1.1 under any court order, subpoena or other judicial process, the Executive will promptly notify RCPC, take all reasonable steps requested by RCPC to defend against the compulsory disclosure and permit RCPC, at its expense, to control with counsel of its choice any proceeding relating to the compulsory disclosure. The Executive acknowledges that all information the disclosure of which is prohibited by this section is of a confidential and proprietary character and of great value to the Company.

                5.1.2 to deliver promptly to the Company on termination of the
Executive's employment with the Company, or at any time that RCPC may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the Company's business and all property associated therewith, which the Executive may then possess or have under the Executive's control, including, without limitation, computer disks or data (including, data retained on any computer), and any home-office equipment or computers purchased or provided by Revlon or other materials

                5.2 In consideration of RCPC's covenant in Section 4.4, the
Executive agrees (i) in all respects fully to comply with the terms of the
Employee Agreement as to Confidentiality and Non-Competition referred to in the
Executive Severance Policy (the "Non-Competition Agreement"), whether or not the
Executive is a signatory thereof, with the same effect as if the same were set forth herein in full, and (ii) in the event that the Executive shall terminate the Executive's employment otherwise than as provided in Section 4.4, the
Executive shall comply with the restrictions set forth in paragraph 9(e) of the
Non-Competition Agreement through the date on which the Term would then otherwise have expired pursuant to Section 2.1, subject only to the Company continuing to make payments equal to the Executive's Base Salary during such period, notwithstanding the limitation otherwise applicable under paragraph 9(d)
thereof or any other provision of the Non-Competition Agreement.

                5.3 If the Executive commits a breach of any of the provisions of Sections 5.1 or 5.2 hereof, RCPC shall have the following rights and remedies:

                5.3.1 the right and remedy to immediately terminate all further payments and benefits provided for in this Agreement, except as may otherwise be required by law in the case of qualified benefit plans,

                5.3.2 the right and remedy to have the provisions of this
Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach will

cause irreparable injury to the Company and that money damages and disgorgement of profits will not provide an adequate remedy to the Company, and, if the
Executive attempts or threatens to commit a breach of any of the provisions of
Sections 5.1 or 5.2, the right and remedy to be granted a preliminary and permanent injunction in any court having equity jurisdiction against the
Executive committing the attempted or threatened breach (it being agreed that each of the rights and remedies enumerated above shall be independent of the others and shall be severally enforceable, and that all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to RCPC under law or in equity), and

                5.3.3 the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by the Executive as the result of any transactions constituting a breach of any of the provisions of Sections 5.1 or 5.2 hereof, and the Executive hereby agrees to account for and pay over such Benefits as directed by RCPC.

                5.4 If any of the covenants contained in Sections 5.1, 5.2 or
5.3, or any part thereof, hereafter are construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

                5.5 If any of the covenants contained in Sections 5.1 or 5.2, or any part thereof, are held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision so as to be enforceable to the maximum extent permitted by applicable law and, in its reduced form, said provision shall then be enforceable.

                5.6 The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 5.1, 5.2 and 5.3 upon the courts of any state or country within the geographical scope of such covenants. In the event that the courts of any one or more of such states or country shall hold such covenants wholly unenforceable by reason of the breadth of such covenants or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect RCPC's right to the relief provided above in the courts of any other states or country within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being for this purpose severable into diverse and independent covenants.

                5.7 Any termination of the Term or the Executive's employment shall have no effect on the continuing operation of this Section 5.

           6.   Inventions and Patents.
                -----------------------

                6.1 The Executive agrees that all processes, technologies and inventions (collectively, "Inventions"), including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by his during the Term shall belong to the Company, provided that such Inventions grew out of the Executive's work with the Company or any of its subsidiaries or affiliates, are related in any manner to the business (commercial or experimental) of the Company or any of its subsidiaries or affiliates or are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Executive shall further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the
United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of the Executive's inventorship.

                6.2 If any Invention is described in a patent application or is disclosed to third parties, directly or indirectly, by the Executive within two years after the termination of the Executive's employment with the Company, it is to be presumed that the Invention was conceived or made during the Term.

                6.3 The Executive agrees that the Executive will not assert any rights to any Invention as having been made or acquired by the Executive prior to the date of this Agreement, except for Inventions, if any, disclosed to the
Company in writing prior to the date hereof.

           7.   Intellectual Property.
                ----------------------

           Notwithstanding and without limitation of Section 6, the Company shall be the sole owner of all the products and proceeds of the Executive's services hereunder, including, but not limited to, all materials, ideas, concepts, formats, suggestions, developments, arrangements, packages, programs and other intellectual properties that the Executive may acquire, obtain, develop or create in connection with or during the Term, free and clear of any claims by the Executive (or anyone claiming under the Executive) of any kind or character whatsoever (other than the Executive's right to receive payments hereunder). The Executive shall, at the request of RCPC, execute such assignments, certificates or other instruments as RCPC may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title or interest in or to any such properties.

           8.   Revlon Code of Business Conduct / Code of Ethics for Senior
                Financial Officers.
                -----------------------------------------------------------

           In consideration of the Company's execution of this Agreement, you agree in all respects to fully comply with the terms of the Revlon Code of
Business Conduct, annexed at Schedule C, and the Code of Ethics for Senior
Financial Officers, annexed at Schedule D, whether or not you are a signatory thereof, with the same effect as if the same were set forth herein in full.

           9.   Indemnification.
                ---------------

           Subject to the terms, conditions and limitations of its by laws and applicable Delaware law, RCPC will defend, and will advance to Executive the costs, including without limitation reasonable attorneys' fees incurred by
Executive in defending any such action, suit or proceeding subject to Executive providing any undertaking then required by law or the Company's by-laws relating to such advancement, and shall indemnify the Executive, to the maximum extent permitted by applicable law and the Company's by-laws, against all costs, charges and expenses incurred or sustained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party, brought by any shareholder of the Company directly or derivatively or by any third party or government entity by reason of any act or omission of the
Executive as an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.

           10.  Notices.
                --------

           All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or mailed first class, postage prepaid, by registered or certified mail (notices mailed shall be deemed to have been given on the date mailed) provided that all notices to the Company shall be sent simultaneously by fax and email, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

           If to the Company, to:

                Revlon Consumer Products Corporation
                625 Madison Avenue
                New York, New York 10022
                Attention: Robert K. Kretzman, Senior Vice President
                           and General Counsel
                Fax:  212-527-5693
                Email: robert.kretzman@revlon.com

           If to the Executive, to the Executive's principal residence as reflected in the records of the Company with a copy by fax and e-mail to:

                Daniel D. Zegura, Esq.
                Rogers & Hardin LLP
                229 Peachtree Street NE
                Suite 2700
                Atlanta, Georgia  30303
                Fax: 404-525-2224
                Email: ddz@rh-law.com

           11.  General.
                --------

                11.1 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made between residents thereof and to be performed entirely in New
York.

                11.2 The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                11.3 This Agreement sets forth the entire agreement and
understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof including any offer letter or term sheets. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

                11.4 This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive, nor may the Executive pledge, encumber or anticipate any payments or benefits due hereunder, by operation of law or otherwise. RCPC may assign its rights, together with its obligations, hereunder (i) to any affiliate or (ii) to a third party in connection with any sale, transfer or other disposition of all or substantially all of any business to which the Executive's services are then principally devoted, provided that no assignment pursuant to clause (ii) shall relieve RCPC from its obligations hereunder to the extent the same are not timely discharged by such assignee.

                11.5 This Agreement may be amended, modified, superseded,
canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or

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covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

                11.6 This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

           12. Subsidiaries and Affiliates. As used herein, the term
"subsidiary" shall mean any corporation or other business entity controlled directly or indirectly by the corporation or other business entity in question, and the term "affiliate" shall mean and include any corporation or other business entity directly or indirectly controlling, controlled by or under common control with the corporation or other business entity in question.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                               REVLON CONSUMER PRODUCTS CORPORATION

                               By /s/  HERBERT J. VALLIER
                               ------------------------------
                                     Herbert J. Vallier
                                     Executive Vice President, Human Resources

                               /s/ THOMAS E. MCGUIRE
                               ------------------------------
                                   Thomas E. McGuire

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